Exhibit 2(g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

between

J. P. MORGAN INVESTMENT MANAGEMENT INC.

and

J.P. MORGAN PRIVATE INVESTMENTS INC.

INVESTMENT SUB-ADVISORY AGREEMENT, effective as of the 24 day of August, 2011, between J.P. Morgan Investment Management Inc. (the “Investment Manager”), a corporation organized and existing under the laws of the State of Delaware, and J.P. Morgan Private Investments Inc. (“Subadviser”), a corporation organized and existing under the laws of the State of Delaware.

WHEREAS, the Investment Manager has entered into an Investment Management Agreement dated as of the 24 day of August, 2011 (“Advisory Agreement”) with J.P. Morgan Access Multi-Strategy Fund II (the “Fund”), which is engaged in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended, (“1940 Act”); and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (“Advisers Act”); and

WHEREAS, the Investment Manager desires to retain the Subadviser to assist it in the provision of a continuous investment program for the fund of hedge funds investment portfolio of the Fund (the “Assets”) and the Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment. The Investment Manager hereby retains the Subadviser to act as investment adviser for and to manage the Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such employment and agrees to render the services herein set forth for the compensation herein provided.

2. Duties of the Subadviser

A. Investment Subadvisory Services. Subject to the supervision of the Fund’s Board of Trustees (the “Board”) and the Investment Manager, the Subadviser shall (a) manage the investments of the Assets in accordance with the Fund’s investment objective, policies, and restrictions as provided in the Fund’s Confidential Private Placement Memorandum, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Offering Memorandum”), and in compliance with the requirements applicable to registered investment companies under applicable laws and such other limitations as the Investment Manager may institute. The Subadviser shall (a) make investment decisions for the Assets; (b) place purchase and sale orders for portfolio transactions for the Assets (including negotiating and executing subscription agreements and any related side letter agreements with the underlying funds); and (c) employ professional portfolio managers and securities analysts to provide research services with respect to the Assets. In providing these services, the Subadviser will conduct a continual program of investment, evaluation and sale and reinvestment of the Assets. The Subadviser may, with the prior written consent of the Investment Manager, delegate any of its functions, powers, discretions, privileges and duties under the terms of this Agreement to any of its affiliates and may provide information about the Investment Manager and the Assets to any such affiliates.

B. Subadviser Undertakings. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Fund’s Agreement and Declaration of Trust and Offering Memorandum and with the written instructions and directions of the Board and the Investment Manager. The Subadviser hereby agrees to:

(i)	regularly report to the Board and the Investment Manager (in such form and frequency as the Investment Manager and Subadviser mutually agree) with respect to the implementation of the investment program, compliance of the Assets with the Offering Memorandum and the 1940 Act, and on other topics as may reasonably be requested by the Board or the Investment Manager, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	comply with valuation procedures adopted by Board, including any amendments thereto, and consult with the Fund’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)	provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Subadviser’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the funds the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Assets which may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present historical performance information concerning the Subadviser’s similarly managed accounts and funds, for inclusion in the Fund’s Offering Memorandum and any other reports and materials prepared by the Fund or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities.

(iv)	provide reasonable assistance to the Investment Manager with respect to the Assets in connection with the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations; (ii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmation directly from the underlying hedge fund managers or their administrators and (iii) obtaining market quotations for investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

C. Expenses. The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund or the Investment Manager, except to the extent specifically assumed in writing by the Subadviser. The expenses to be borne by the Fund include, without limitation, the following: (i) organizational costs, (ii) Securities and Exchange Commission fees and state Blue Sky qualification fees; (iii) industry association fees; (iv) costs of independent pricing services; (v) all expenses related to its investment program, (vi) all costs and expenses associated with the establishment of Separately Managed Accounts (as defined in the Fund’s Offering Memorandum) (whether or not consummated); (vii) any non-investment related interest expense, (viii) outside auditing and legal expenses; (ix) fees paid and out-of-pocket expenses reimbursed to the Fund’s administrator, custodian, transfer and dividend disbursing agents; (x) escrow and other recordkeeping fees and expenses; (xi) costs of errors and omissions/directors’ and officers’ liability insurance and a fidelity bond; (xii) Trustees’ fees; (xiii) advisory fees; (xiv) costs of preparing and mailing shareholder reports and other communications and shareholder meetings; (xv) costs of preparing and printing copies of the Private Placement Memorandum for regulatory purposes and for distribution to existing shareholders; (xvi) costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Investment Manager and any custodian or other agent engaged by the Fund; (xvii) fees paid and out-of-pocket expenses reimbursed for fund accounting and investor services; and (xviii) any extraordinary expenses.

D. Brokerage. As applicable, the Subadviser will select brokers and dealers to effect orders for the purchase and sale of Assets. In selecting brokers or dealers to execute transactions on behalf of the Assets of the Fund, the Subadviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Subadviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Subadviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Subadviser exercises investment discretion. Except as permitted by Rule 17a-10 under the 1940 Act, Subadviser will not engage in principal transactions with respect to the Assets with any affiliate of the Investment Manager or of any other subadviser to the Fund, and will engage in agency transactions with respect to the Assets with such affiliates only in accordance with all applicable rules and regulations. Subadviser will provide a list of its affiliates to the Investment Manager upon request, as such may be amended from time to time. The Investment Manager will provide to Subadviser a list of affiliated brokers and dealers of the Investment Manager and of each other subadviser to the Fund.

E. Aggregation of Orders. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients. The Investment Manager recognizes that, in some cases, the Subadviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Fund.

F. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that all records which it maintains for the Assets of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s or the Investment Manager’s request; provided, however, that Subadviser may retain copies of any records to the extent required for it to comply with applicable laws. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Subadviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Assets.

G. Subadviser Compliance Responsibilities. The Subadviser and the Investment Manager acknowledge that the Subadviser is not the compliance agent for the Fund or the Investment Manager, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. However, to the extent that the Subadviser has agreed to perform the services specified in this Agreement, the Subadviser shall perform compliance testing with respect to the Assets based upon information in its possession and upon information and written instructions received from the Investment Manager or the Fund’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. The Investment Manager or Fund’s Administrator shall promptly provide the Subadviser with copies of the Fund’s Certificate of Trust, Agreement and Declaration of Trust, current Offering Memorandum and any written policies or procedures adopted by the Board applicable to the Assets and any amendments or revisions thereto. Subadviser shall supply such reports or other documentation as reasonably requested from time to time by the Investment Manager to evidence Subadviser’s compliance with such Offering Memorandum, policies or procedures.

H. Proxy voting. Subject to the proxy voting procedures presented to and approved by the Fund’s Board, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of the Assets. The Investment Manager shall cause to be forwarded to Subadviser all proxy solicitation materials that the Investment Manager receives. Subadviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940. The Subadviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon reasonable request, Subadviser shall provide the Investment Manager with all proxy voting records relating to the Assets, including, but not limited to, those required by Form N-PX. Subadviser will also provide upon request an annual certification, in a form reasonably acceptable to the Investment Manager, attesting to the accuracy and completeness of such proxy voting records.

I. Portfolio Holdings. The Subadviser will not disclose, in any manner whatsoever, any list of securities held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy and except as required by applicable law, regulation or rule.

3. Compensation of Subadviser. The Investment Manager will pay the Subadviser the compensation specified in Appendix A. Such fees will be computed and paid monthly, calculated at an annual rate based on the month-end net asset value of the Fund. Compensation for any partial period shall be pro-rated based on the length of the period.

4. Standard of Care. The Subadviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Investment Manager in connection with the matters to which this Agreement relates, except a loss resulting from Subadviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement

5. Indemnification.

A. The Investment Manager agrees to indemnify and hold harmless the Subadviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Subadviser of its duties hereunder; provided however that the Investment Manager will not indemnify the Subadviser for Losses resulting from the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Subadviser’s reckless disregard of its obligations and duties under this Agreement

B. The Subadviser agrees to indemnify and hold harmless the Investment Manager from and against any and all Losses resulting from the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser’s obligations and duties under this Agreement; provided however that the Subadviser will not indemnify the Investment Manager for Losses resulting from the Investment Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Investment Manager’s reckless disregard of its obligations and duties under this Agreement.

6. Non-Exclusivity. The services of the Subadviser to the Investment Manager are not to be deemed to be exclusive, and the Subadviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, Trustees, or employees of any other firm or corporation, including other investment companies. The Investment Manager acknowledges that Subadviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Subadviser may differ from advice given by its affiliates.

7. Confidentiality. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

8. Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days’ written notice, by the Investment Manager, by the Board, by vote of holders of a majority of the Fund’s shares or by the Subadviser, and will terminate five business days after the Subadviser receives written notice of the termination of the Advisory Agreement between the Fund and the Investment Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

9. Representations of Subadviser. The Subadviser represents, warrants, and agrees as follows:

A. The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Investment Manager and the Fund with a copy of such code of ethics. On at least an annual basis, the Subadviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Investment Manager upon request that the Subadviser and its Access Persons (as defined in Rule 17j-1) have complied with the Subadviser’s code of ethics with respect to the Assets and (ii) identifying any material violations which have occurred with respect to the Subadviser Assets.

Upon the reasonable request of the Investment Manager, the Subadviser shall permit the Investment Manager, its employees or its agents to examine the reports required to be made by the Subadviser pursuant to Rule 17j-1 and all other records relevant to the Subadviser’s code of ethics.

C. Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Subadviser, its employees, officers and agents. Upon reasonable request, Subadviser shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Assets. Subadviser will also provide, at the reasonable request of the Investment Manager, periodic certifications, in a form reasonably acceptable to the Investment Manager, attesting to such written policies and procedures.

D. The Subadviser has provided the Investment Manager and the Fund with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish upon request a copy of its annual amendment to the Investment Manager. The Investment Manager acknowledges receipt of the Subadviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

10. Provision of Certain Information by Subadviser. The Subadviser will promptly notify the Investment Manager in the event the SEC or other governmental authority has censured the Subadviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions. The Subadviser further agrees to notify the Investment Manager promptly of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Offering Memorandum, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Fund on behalf of the Fund’s officers and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will provide reasonable assistance to the Fund in connection with the Funds’ compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38(a)-1 under the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Fund, that it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Fund to evaluate the effectiveness of its compliance controls; (iii) providing the Fund’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Fund’s chief compliance officer with periodic reports upon request and (v) promptly providing special reports in the event of compliance problems. Further, Subadviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasury/Chief Financial Officer (Principal Financial Officer) of the Fund (collectively, “Certifying Officers”) are required to certify the Fund’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by Subadviser of which they do not have firsthand knowledge. Consequently, Subadviser has in place and has observed procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Fund under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Fund to be relied upon by the

Certifying Officers in certifying the Fund’s periodic reports on Form N-CSR, in a form satisfactory to the Fund.

11. Provision of Certain Information by the Investment Manager. The Investment Manager will promptly notify the Subadviser in the event that the SEC has censured the Investment Manager or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Manager’s registration as an investment adviser; or commenced proceedings or an investigation that may result in any of these actions.

12. Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

13. Miscellaneous.

A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Change in Control. The Subadviser will notify the Investment Manager of any change of control of the Subadviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, in each case prior to or promptly after such change. In addition the Subadviser will notify the Investment Manager of any changes in the key personnel who are either the portfolio manager(s) of the Assets or senior management of the Subadviser as soon as practicable after such change.

C. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. Notices. Any notice herein required is to be in writing and is deemed to have been given to Subadviser or Investment Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt. All notices to Investment Manager shall be sent to: J.P. Morgan Investment Management Inc, 270 Park Avenue, New York, NY 10017, Attention: Legal.

All notices to Subadviser shall be sent to: J.P. Morgan Private Investments Inc., 270 Park Avenue, New York, NY 10017, Attention: Legal.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

J.P. Morgan Investment Management Inc.

By:

(Title)

J.P. Morgan Private Investments Inc.

By:

(Title)

Appendix A

Fee Schedule

For the services provided by Subadviser to the Fund, pursuant to the attached Investment Sub-Advisory Agreement, the Investment Manager will pay the Subadviser a fee, computed and payable monthly, based on the month-end net asset value of the Fund as determined by the Fund’s accounting agent at the following annual rate:

FUND	ANNUAL RATE
J.P. Morgan Access Multi-Strategy Fund II	1.10%

A-1